UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2009

HILLENBRAND, INC.
 (Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard Batesville, Indiana	47006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 934-7500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events — U.S. Court of Appeals Denies Plaintiffs’ Petition to Appeal Denial of Class Certification in Funeral Industry Antitrust Litigation

On June 19, 2009, the United States Court of Appeals for the Fifth Circuit denied the plaintiffs’ petition to appeal a federal district court order that denied plaintiffs’ motion for class certification in the previously disclosed antitrust lawsuit, Funeral Consumer Alliance v. Service Corp. Int’l, a case that named Batesville Casket Company, Inc, a wholly owned subsidiary of Hillenbrand, Inc., and Hill-Rom Holdings, Inc., as defendants.

As previously reported, a self-styled consumer advocacy group, the Funeral Consumers Alliance, and several consumers who had purchased Batesville caskets had filed a consolidated purported class-action lawsuit against Batesville Casket Company, Hill-Rom Holdings, and three of Batesville’s funeral home customers, alleging that the defendants violated antitrust laws. A related lawsuit was filed by four current and former independent casket retailers, alleging similar violations. On March 26, 2009, a United States District Judge in the Southern District of Texas (Houston), denied class certification in both lawsuits. After these rulings, the casket retailers dismissed their case with prejudice, while the Funeral Consumers Alliance plaintiffs filed a petition to appeal the ruling in their case. The Fifth Circuit’s June 19 order denied that petition.

At this point, the Funeral Consumers Alliance plaintiffs have the option of dismissing their consolidated case as the casket retailer plaintiffs did, or proceeding with their individual claims. Should the plaintiffs choose to proceed, Batesville Casket and Hill-Rom intend to continue to defend the case vigorously and to pursue all of their legal rights against plaintiffs if they are successful.

For further information and background on these cases, please refer to the Company’s most recent SEC Form 10-Q and to the rulings posted on our Web site, http://www.hillenbrandinc.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND, INC.

DATE: June 29, 2009

BY: /S/ John R. Zerkle
John R. Zerkle
Senior Vice President,
General Counsel and
Secretary

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